Exhibit 4.1(g)

        EXECUTION COPY

FIRST AMENDMENT

        THIS FIRST AMENDMENT, dated as of August 16, 2004 (this "First Amendment"), is among AMC ENTERTAINMENT INC., a Delaware corporation (the "Borrower") and the Lenders (as defined below) signatories hereto.

W I T N E S S E T H:

        WHEREAS, the Borrower, certain financial institutions from time to time parties thereto (collectively, the "Lenders"), The Bank of Nova Scotia as administrative agent for the Lenders (the "Administrative Agent"), Bank of America N.A. as syndication agent (the "Syndication Agent") and Citicorp North America, Inc. and General Electric Capital Corporation as co-documentation agents (the "Co-Documentation Agents") are parties to the Second Amended and Restated Credit Agreement, dated as of March 26, 2004 (as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "Existing Credit Agreement");

        WHEREAS, the Borrower has requested that the Lenders amend the Existing Credit Agreement in certain respects, as described below; and

        WHEREAS, the Lenders have agreed, subject to the terms and conditions set forth herein, to amend the Existing Credit Agreement as set forth below (the Existing Credit Agreement, as amended by this Amendment, being referred to as the "Credit Agreement");

        NOW, THEREFORE, in consideration of the agreements herein contained, and for other valuable consideration receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.

PART I
DEFINITIONS

        SUBPART 1.1.    Definitions.    The following terms (whether or not underscored) when used in this First Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

        "Borrower" is defined in the preamble.

        "Credit Agreement" is defined in the third recital.

        "Existing Credit Agreement" is defined in the first recital.

        "First Amendment" is defined in the preamble.

        SUBPART 1.2.    Other Definitions.    Terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this First Amendment with such meanings.

PART II
AMENDMENTS TO THE
EXISTING CREDIT AGREEMENT

        The Existing Credit Agreement is hereby amended in accordance with this Part.

        SUBPART 2.1.    Amendments to Article I.    Article I of the Existing Credit Agreement is hereby amended as follows:

        SUBPART 2.1.1. Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following definitions in such Section in the appropriate alphabetical sequence:

    "First Amendment" means the First Amendment, dated as of August 16, 2004, to this Agreement, among the Borrower and the Lenders parties thereto.

        SUBPART 2.1.2. The definition of "Letter of Credit Commitment Amount" set forth in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

    "Letter of Credit Commitment Amount" means initially, $45,000,000, as such amount may be reduced pursuant to this Agreement."

PART III
CONDITIONS TO EFFECTIVENESS

        This First Amendment shall become effective as of August 16, 2004, the date that the Administrative Agent shall have received counterparts of this First Amendment duly executed and delivered on behalf of the Borrower and the Required Lenders.

PART IV
MISCELLANEOUS PROVISIONS

        SUBPART 4.1.    Cross-References.    References in this First Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this First Amendment.

        SUBPART 4.2.    Loan Document Pursuant to Existing Credit Agreement.    This First Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement.

        SUBPART 4.3.    Successors and Assigns.    This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        SUBPART 4.4.    Full Force and Effect; Limited Amendment.    Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement, any other Loan Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower or any Loan Party which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

        SUBPART 4.5.    Governing Law.    THIS FIRST AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

        SUBPART 4.6.    Payment of Fees and Expenses.    The Borrower hereby agrees to pay and reimburse the Administrative Agent for all its reasonable fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this First Amendment and related documents, including all reasonable fees and disbursements of counsel to the Administrative Agent.

        SUBPART 4.7.    Execution in Counterparts.    This First Amendment may be executed in any number of counterparts (including by way of facsimile) by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same agreement.

        SUBPART 4.8.    Headings.    The various headings of this First Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this First Amendment or any provision hereunder.

        SUBPART 4.9.    Representations and Warranties.    In order to induce the Lenders to execute and deliver this First Amendment the Borrower hereby represents and warrants to the Lenders that on the date hereof, after giving effect to the First Amendment, all of the statements set forth in Section 6.2.1 of the Existing Credit Agreement are true and correct.

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

AMC ENTERTAINMENT INC.
By	/s/ CRAIG R. RAMSEY Title: Executive Vice President and CFO
THE BANK OF NOVA SCOTIA
By	/s/ JOSE B. CARLOS Name: Jose B. Carlos Title: Authorized Signatory
CRÉDIT INDUSTRIEL ET COMMERCIAL
By	/s/ ANTHONY ROCK Name: Anthony Rock Title: Vice President
By	/s/ MARCUS EDWARD Name: Marcus Edward Title: Vice President
CITICORP NORTH AMERICA, INC.
By	/s/ ALLEN FISHER Title: Vice President

UNION BANK OF CALIFORNIA, N.A.
By	/s/ RICHARD VIAN Title: Assistant Vice President
GENERAL ELECTRIC CAPITAL CORPORATION
By	/s/ W. JEROME MCDERMOTT Title: Duly Authorized Signatory
BANK OF AMERICA, N.A.
By	/s/ GABRIELA MILLHORN Title: Principal